                           COMMUNICATION CABLE, INC.
                             1378 Charleston Drive
                              Post Office Box 1757
                         Sanford, North Carolina 27330
                 NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of Communication Cable, Inc.
     Notice is hereby given that the Annual Meeting of the Stockholders of Communication Cable, Inc. will be held at the Company's Headquarters, Sanford, North Carolina on Tuesday, March 12, 1996, 9:30 a.m., Eastern Standard Time, for the following purposes:
     1. To elect six directors to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualify.
     2. To consider and vote on the extension of option grant date of Incentive Stock Option Plan.
     3. To transact such other business as may properly come before the meeting and any adjournment thereof. The Board of Directors has fixed the close of business on December 31, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at, the meeting or at any adjournment or adjournments hereof. The transfer books will not be closed.
     Your attention is directed to the accompanying Proxy Statement.
                                          By Order of the Board of Directors
                                          (Signature of William B. Cooper)
                                          WILLIAM B. COOPER
                                          SECRETARY-TREASURER
1378 Charleston Drive
Post Office Box 1757
Sanford, NC 27330
January 29, 1996
     IT IS IMPORTANT THAT ALL STOCKHOLDERS BE REPRESENTED AT THE ANNUAL MEETING. STOCKHOLDERS WHO ARE UNABLE TO ATTEND THE MEETING IN PERSON SHOULD SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY, WHICH WILL BE USED AT THE ANNUAL MEETING. A STAMPED ENVELOPE IS ENCLOSED HEREWITH FOR THAT PURPOSE.

                           COMMUNICATION CABLE, INC.
                                PROXY STATEMENT
     The enclosed proxy is solicited by the Board of Directors of Communication Cable, Inc. (the Company) for use at the 1996 Annual Meeting of Stockholders to be held at the Company Headquarters, Sanford, North Carolina at 9:30 a.m. on Tuesday, March 12, 1996, and at any adjournment of such meeting. The approximate date on which this statement and enclosed proxy are to be mailed to stockholders is February 13, 1996.
     At the close of business on December 31, 1995, the record date of this annual meeting, there were outstanding 2,584,096 shares of common stock of the Company, each of which is entitled to one vote on each matter submitted to the stockholders. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at this meeting or any adjournment thereof.
                                VOTING PROCEDURE
     Shares cannot be voted at the meeting unless the owner of record at the close of business on December 31, 1995, the record date for this annual meeting, is present to vote in person or is represented by valid proxy. The enclosed proxy is a means by which a stockholder may authorize the voting of his shares at the annual meeting. All shares represented by valid proxies received by the Secretary of the Company prior to the time they are voted will be as specified by the stockholder. If the stockholder does not specify how the shares are to be voted, they will be voted: (1) FOR the election of six directors; (2) FOR the adoption of the extension of option grant date of Incentive Stock Option Plan. A proxy may be revoked by the stockholder at any time prior to the time it is voted, upon the delivery of written notice to the Secretary of the Company, or by attending the meeting and electing to vote in person.
                               PROXY SOLICITATION
     Proxies will be solicited by mail. The cost of the solicitation will be borne by the Company. The Company will mail the proxies from lists provided by the transfer agent. In addition to solicitation by mail, certain officers and employees of the Company may solicit proxies by telephone, by telegraph, and or by personal contact. These persons will receive no compensation other than their regular salaries but will be reimbursed for any expenses incurred.
                                       1

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS
     Each share of common stock is entitled to one vote on all matters, other than the election of directors. The affirmative vote of a plurality of the votes cast is required to elect directors. In accordance with the Company's Articles of Incorporation and under present laws of the State of North Carolina, in which the Company is incorporated, stockholders do not have cumulative voting rights.
     On February 4, 1986, the Company's Articles of Incorporation were amended to add the following provisions governing increased voting requirements for certain transactions:
          1. The affirmative vote of 80% of outstanding capital stock is required to merge or consolidate the Company, or convey all or substantially all of its assets, or dissolve or liquidate the Company.
          2. Upon the merger or consolidation of the Company, or the sale, lease or conveyance of all or substantially all of the assets of the Company, without the approval of the Board of Directors, common stockholders have the right during the one-year period after the effective date of any such actions, to exchange their stock for any acquiring company's promissory notes payable in 30 days and bearing interest at the rate of 12% per annum in the principal amount of 200% of the higher of: (a) the market value of the stock as of the effective date of the corporate action; or (b) the book value of such stock as of the end of the month immediately preceding such corporate action.
     On July 1, 1990, the North Carolina Shareholder Protection Act became effective. That Act applies to publicly held North Carolina corporations. Under that Act, a 95% or more favorable vote is required for certain mergers or other business combinations if the other entity involved owns more than 20% of the voting shares of the corporation. Exempted from such Act are the transactions where minimum pricing and stock values are involved and certain other requirements are met.
     On July 1, 1990, the North Carolina Control Share Acquisition Act became effective. That Act applies to publicly held North Carolina corporations. Briefly and generally, that Act provides that an entity that acquired "control shares" may not vote those shares unless a majority of all disinterested shareholders grants voting rights to such shares. An entity acquires control shares whenever it acquires shares that would bring its voting power in the corporation to one of three thresholds: 20%, 33 1/3%, or 50%. The disinterested shareholders decide whether to accord shares at the corporation's next shareholders' meeting, unless the acquiror requests management to hold a special meeting of shareholders for such purpose and files a statement divulging certain information about itself and its intended plans. If such a meeting is requested, it must be held within 50 days of such request. If the disinterested shareholders reinstate voting rights to the control shares and the acquiror owns a majority of all shares, any minority shareholder may dissent and receive the "fair value" for his shares (not less than the highest price paid by the acquiror for any control shares).
     Since the Company is publicly held, it is subject to both of these two North Carolina Acts.
     The foregoing may make it more difficult for another company or group of persons to acquire control of the Company.
     As of January 16, 1996, the only stockholders known by management of the Company to own of record or beneficially as much as 5% of the Company's outstanding common stock were as set out in the section captioned "Shares Owned by Directors and Officers", herein.
     This is the only class of outstanding voting securities of the Company. Also as of January 16, 1996, all officers and directors of the Company owned of record and beneficially 465,042 shares of common stock of the
                                       2

Company, or approximately 16.5% of the outstanding common stock, as set out in the section captioned "Shares Owned by Directors and Officers."
     It is the understanding of management that all officers and directors intend to vote for the election of the directors nominated and for the renewal of Incentive Stock Option Plan.
                            PURPOSES OF THE MEETING
1. ELECTION OF DIRECTORS
     Six directors are to be elected at the meeting for a term of one year and until their successors shall be elected and qualified. Thus, the term of the officers may continue until a successor is elected. It is intended that votes be cast pursuant to the enclosed proxy for the six nominees named in the tabulation set forth below, all of whom are now members of the Board of Directors. In the event that any of the nominees should be unable or unwilling to serve as a director, it is intended that the proxy will be voted for such person, if any, as shall be designated by the Board of Directors. However, the management of the Company has no reason to believe that any nominee is unwilling to serve as a director. The name of, and certain information with respect to, the persons nominated for election as directors, all of whom are the current directors of the Company, are as follows:

                                                   YEAR FIRST BECAME
NAME                                      AGE     DIRECTOR OR OFFICER   POSITION WITH COMPANY
James R. Fore                             56              1984          President and Chairman, Board
Communication Cable, Inc.                                               of Directors
P.O. Box 1757
Sanford, NC 27331
Charles L. Wellard                        71              1984          Director
195 Hearthstone Road
Pinehurst, NC 28374
William B. Cooper                         44              1988          Vice President of Finance,
8409 Belgium Drive                                                      Chief Financial Officer,
Raleigh, NC 27606                                                       Secretary, Treasurer, Director
John L. Bitter, Jr.                       63              1987          Director
Interstate/Johnson Lane Corp.
945 East Paces Ferry Road
Atlanta, GA 30326
Benjamin Greene                           63              1988          Director
Dearborn Wire & Cable, Inc.
250 West Carpenter Ave.
Wheeling, IL 80090
George J. Falconero                       46              1989          Director
Maillie, Falconiero & Company
P.O. Box 680
Oaks, PA 19456

     The term of office of each person elected will be until the next annual meeting, on the second Tuesday in March, 1997, or March 11, 1997.
     James R. Fore received a B.S. degree in Engineering from North Carolina State University in 1961, and a B.S. degree in Business Administration from the University of North Carolina in 1966. From 1975 to January,
                                       3

1982, he served in various capacities with Intercomp Wire and Cable Co., a manufacturer of electrical wire and cables, a subsidiary of Insilco Corporation ("Insilco") and member of the Computer Circuitry Group ("CCG") of Insilco subsidiaries, which were engaged in the manufacture of electronic and electrical components and sub-assemblies for the computer industry. From 1978 to June, 1980, Mr. Fore served as Vice President, and from June, 1980 until January, 1982, as President of Intercomp Wire and Cable Co. From February, 1982 to September, 1984, he served as Executive Vice President of CCG, responsible for coordinating the operations of CCG. Mr. Fore, a Company founder, was elected President and a director of the Company upon its organization in September, 1984. In 1992, Mr. Fore was nominated for Entrepreneur of the Year. He was named North Carolina Small Business Person of the Year in 1994 and presented the Order of the Long Leaf Pine by the Governor of North Carolina. In April, 1995, Mr. Fore was presented with the Charles D. Scott Distinguished Career Award from the New England Wire & Cable Club.
     Charles L. Wellard received a B.S. degree in Engineering from Massachusetts Institute of Technology in 1945, and M.S. degree in Electrical Engineering from Carnegie Institute of Technology in 1947. From 1948 to 1958, Mr. Wellard was employed as Director of Engineering for the International Resistance Company, a manufacturer of electronic components, particularly resistors, and from 1958 to 1961, he was employed as Technical Director of Clifton Precision Products Company, a manufacturer of high precision miniature rotating components and navigational computers for aircraft. In 1961, Mr. Wellard founded American Components, Inc., a manufacturer of electronic components including resistors, capacitors, wire and cable and wire and cable assemblies, and served as its President and Chairman until 1968. American Components was acquired by Insilco Corporation in 1968, and from 1968 to August, 1984, he served as President and Chairman of CCG. He holds more than a dozen U.S. patents, has written numerous technical articles which have been published in leading scientific journals and is the author of two books concerning electrical engineering subjects. Mr. Wellard was elected Vice President and a director of the Company upon its organization in September, 1984.
     William B. Cooper, a Certified Public Accountant, received a B.S. degree from North Carolina State University in 1975. He worked in public accounting until 1982, when he became Assistant Controller of CCG, a position he held until 1985. From 1985 through September, 1988, Mr. Cooper held the position of Controller of the Instrument Society of America. In October, 1988, Mr. Cooper joined the Company as controller and was appointed Secretary-Treasurer in December, 1988. Mr. Cooper was appointed Vice President of Finance and elected by the Board of Directors as a Director on December 17, 1992.
     John L. Bitter, Jr. received a B.S. in geology from the University of Arizona in 1958. Prior to 1984 he was a vice president in the corporate finance department of E. F. Hutton and also was a partner of New York Securities Co. In 1984, he became an officer in the corporate finance department of Johnson, Lane, Space, Smith & Co. in Atlanta, Georgia. On October 14, 1988 Interstate Securities Corporation merged with Johnson, Lane, Space, Smith & Co., Inc. to form Interstate/Johnson Lane Corporation, where he currently serves as a Senior Vice President. He was elected as a member of the Board of Directors on December 7, 1987.
     Benjamin Greene received a B.A. in Arts and Finance in 1955 from Colorado College, Colorado Springs, Colorado. He was co-founder of Dearborn Wire & Cable, in Wheeling, IL in 1962, and has served as president since that date. He was elected as a member of the Board of Directors on March 18, 1988. In 1992, Mr. Greene received the Charles D. Scott Distinguished Career Award given by the New England Wire & Cable Club for demonstrating outstanding professional acumen along with personal attributes of an exceptional degree. In 1994, Mr. Greene was inducted into the Entrepreneurship Hall of Fame, sponsored by the University of Illinois at Chicago.
                                       4

     George J. Falconero received a B.B.A. in Accounting in 1971 from Temple University. He is a Certified Public Accountant in the state of Pennsylvania. Mr. Falconero joined the regional public accounting firm of Maillie, Falconero & Company in 1970 and has served as an Executive Partner since 1985. He was elected as a member of the Board of Directors on March 14, 1989.
BOARD MEETINGS AND COMMITTEES
     The following Board Committees are operative and a brief explanation of the functions of each committee is as follows:
     The Audit Committee: consisting of Messrs. Falconero, Wellard and Greene. The functions of the committee are to: (a) recommend independent public accountants for appointment by the Board as auditors of the books and records of the Company, (b) review the scope of the audits made by the independent auditors, (c) review reports submitted by the independent auditors and the adequacy of the Company's system of internal accounting controls and take such action in respect thereto as the committee deems appropriate to assure that the interests of the Company are adequately protected, (d) review and approve non-audit services performed by the independent auditors, (e) review the independence of the independent auditors, and (f) monitor compliance with the Company's policies concerning conflicts of interest and business conduct.
     The Nominating Committee: consisting of Messrs. Bitter, Greene and Falconero. The functions of the committee are to: (a) receive recommendations for nominations of directors from all sources and (b) make recommendations to the Board regarding selection criteria for Board members, nominees for directors to fill vacancies and nominees for election as directors at the annual meeting of stockholders. The Nominating Committee will review stockholders' suggestions as to nominees for directorships that are submitted in writing to the Nominating Committee, at the address of the Company's principal offices, not less than 45 days in advance of the date of the Company's proxy statement released to the stockholders in connection with the previous year's annual meeting of stockholders.
     Executive Committee: Reviews management salaries, employment of management and compensation plans.
     Special Facilities Committee: Plans for acquisition of new equipment to produce improved products economically.
     Stock Options Committee: Selects personnel for stock options and administers the stock option programs.
     Pension Committee: Reviews employee pension benefits and administers the pension programs.
     Special Committee: consisting of Messrs. Falconero, Bitter and Greene. Established January 12, 1995, for the purpose of evaluating the proposed merger with Pentair Corporation, having the full authority of the Board of Directors in evaluating and considering such merger proposal, and to recommend final action on the proposed merger to the Board of Directors.
     During 1995, the Board of Directors held thirteen meetings. No director attended less than 75% of the aggregate of the total number of Board meetings and the total number of Board committees on which he served, during the periods that he served.
2. PROPOSAL TO ADOPT THE EXTENSION OF OPTION GRANT DATE OF INCENTIVE STOCK OPTION PLAN
     The Directors have proposed for the consideration of the shareholders the extension of the option grant date of Incentive Stock Option Plan, as discussed below.
                                       5

     The second sentence of Paragraph 7, DURATION AND TERMINATION OF THE PLAN, of the Incentive Stock Option Plan (the "Plan") which became effective February 27, 1986 states that "No option shall be granted subsequent to February 26, 1996, or subsequent to any earlier date as of which the Plan is terminated pursuant to paragraph 6". If approved by the shareholders, the Plan would be amended to extend the date that options can be granted to February 26, 2001.
     The purpose of the Plan is to advance the interests of the Company by assuring continuance of services of key employees and by attracting able executives to employment with the Company.
     If approved by the shareholders, the extension of option grant date of the Plan would become effective upon approval. The Board of Directors recommends a vote FOR the adoption of the extension of option grant date of Incentive Stock Option Plan.
3. OTHER MATTERS
     The Audit Committee will review recommendations of management and Directors regarding the appointment of certified public accountants to audit the books of the Company for the year ending October 31, 1996. The Board of Directors will consider the appointment at the March 1996 or June 1996 meeting. The Board of Directors selected KPMG Peat Marwick LLP as auditors to the Company for the year ended October 31, 1995. KPMG Peat Marwick LLP, independent certified public accountants, have audited the Company's financial statements for the past ten years. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting.
     The management of the Company knows of no other matters that may come before the annual meeting. If other matters properly come before the meeting, it is the intention of the persons acting under the enclosed form of proxy to vote the shares represented by said proxies, with respect to such matters, in accordance with their best judgment.
                        REMUNERATION AND RELATED MATTERS
EXECUTIVE COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The Executive Committee of the Board of Directors establishes the compensation for all officers of the Company. The Company's compensation program is informal and rather simple consisting principally of salary, bonus and from time to time an award of incentive stock options.
     Compensation is not directly related to the market performance of the Company's stock. Stock prices are not only reflective of earnings but are influenced by additional factors as interest rates, comments and recommendations of security analysts, institutional trading and market maker's activities. Also, the major raw material component in the Company's product, copper, is subject to significant price volatility from time to time. Management cannot manage these outside influences. The primary factor in setting the CEO's compensation, as well as all of the Company's officers' compensation, is how the employee's performance compares to the objectives set by the Board. Short-term and long-term objectives cover a combination of financial and operational matters. The Executive Committee's compensation program objectives are to provide a competitive compensation program in order to attract, motivate, reward and retain qualified personnel for positions of substantial responsibility. The Company has no long-term incentive plans or stock appreciation rights.
Benjamin Greene, Chairman
                                       6

DIRECTORS' COMPENSATION
     Effective January 1, 1995, outside directors of the Company are compensated at a rate of $1,000 plus expenses per actual meeting attended during the year. Mr. Wellard received $75 per hour consulting fees for all board related activities in addition to his expenses. Consulting agreement with Mr. Wellard ended December 31, 1994. Also, see Option Grants to Directors, discussed hereinafter.
     The following table sets forth the total annual compensation paid or accrued by the Company to or for the account of each of the executive officers of the Company whose total cash compensation for the year ended October 31, 1995, exceeded $100,000 for the years ended October 31, 1995, 1994 and 1993, respectively.
                         I. SUMMARY COMPENSATION TABLE

                                                                               LONG TERM COMPENSATION
                                                                                  AWARDS
                                           ANNUAL COMPENSATION             RESTRICTED              PAYOUTS       ALL
                                                            OTHER ANNUAL     STOCK                  LTIP        OTHER
           NAME AND                     SALARY     BONUS    COMPENSATION     AWARD      OPTIONS    PAYOUT    COMPENSATION
      PRINCIPAL POSITION         YEAR     ($)       ($)         ($)           ($)         (#)        ($)        ($)(1)
James R. Fore                     1995  187,250   110,000                                 6,000      -0-          2,655
CEO, President, Chairman,         1994  176,026    95,000                      -0-          -0-      -0-          2,717
Director                          1993  156,666    91,500   -0- -0- -0-        -0-        3,000      -0-          2,660
Charles L. Wellard                1995      -0-       -0-                      -0-        6,000      -0-         45,145
Director                          1994      -0-    45,000                      -0-          -0-      -0-        114,150
                                  1993      -0-    47,365   -0- -0- -0-        -0-        3,000      -0-         94,730
William B. Cooper                 1995   90,305    48,000                      -0-        6,000      -0-          2,213
VP of Finance, Secretary-         1994   86,358    33,000                      -0-          -0-      -0-          1,794
Treasurer, Director               1993   80,082    25,800   -0- -0- -0-        -0-        3,000      -0-          1,600
William P. Cullen                 1995   93,450    17,000                      -0-        5,000      -0-          1,767
VP of Sales and Marketing         1994   89,370    17,000                      -0-          -0-      -0-          1,714
                                  1993   85,334    17,800   -0- -0- -0-        -0-        3,000      -0-          1,636

(1) All other compensation: The totals in this column reflect the Company contributions under the 401(k) Retirement Benefit Plan for Mr. Fore, Mr. Cooper and Mr. Cullen. Also includes consulting fees paid to Mr. Wellard.
                                       7

                            II. OPTION GRANTS TABLE
OPTION GRANTS IN LAST FISCAL YEAR

                                                                   INDIVIDUAL GRANTS
                                                                                                     POTENTIAL
                                                                                                 REALIZABLE VALUE
                                                                                                 AT ASSUMED ANNUAL
                                                                                                  RATES OF STOCK
                                                  % OF TOTAL                                           PRICE
                                                   OPTIONS                                       APPRECIATION FOR
                                     OPTIONS      GRANTED TO      EXERCISE OR                         OPTION
                                     GRANTED     EMPLOYEES IN     BASE PRICE      EXPIRATION      OPTION TERM(1)
              NAME                      #        FISCAL YEAR        ($/SH)           DATE        5%($)      10%($)
James R. Fore                         6,000           8.8%           9.350         03/13/00       9,000     26,040
CEO, President
Chairman, Director
Charles L. Wellard                    6,000           8.8%           9.350         03/13/00       9,000     26,040
Director
William B. Cooper                     6,000           8.8%           9.350         03/13/05      27,000     76,200
VP of Finance,
Secretary-Treasurer,
Director
William P. Cullen                     5,000           7.3%           9.350         03/13/05      22,500     63,500
VP Sales &
Marketing

(1) The potential realizable value portion of the table illustrates value before income taxes that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock from the date of grant to the expiration date. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment and non-transferability. The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates or 5% and 10% set by the SEC, and is not intended to represent either historical appreciation or anticipated future appreciation of the Company's Common Stock price.
                                       8

                 III. OPTION EXERCISES AND YEAR-END VALUE TABLE
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUE

                                                                                                        VALUE OF
                                                                                    NUMBER OF         UNEXERCISED
                                                                                   UNEXERCISED        IN-THE-MONEY
                                                                                     OPTIONS            OPTIONS
                                           SHARES ACQUIRED                        AT FY-END (#)      AT FY-END ($)
                                             ON EXERCISE       VALUE REALIZED     EXERCISABLE/        EXERCISABLE/
NAME                                             (#)                ($)           UNEXERCISABLE     UNEXERCISABLE(1)
James R. Fore                                    -0-                 -0-            47,475/-0-         107,835/-0-
CEO, President, Chairman, Director
Charles L. Wellard                               -0-                 -0-            47,475/-0-         107,835/-0-
Executive Vice President, Director
William B. Cooper                                -0-                 -0-            24,061/-0-          47,911/-0-
VP of Finance, Secretary-Treasurer,
Director
William P. Cullen                                -0-                 -0-            20,677/-0-          35,076/-0-
VP of Sales and Marketing

(1) Closing price of the common stock of the Company at October 31, 1995, was $9.375.
                          IV. COMMON STOCK PERFORMANCE
     As part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires a five-year comparison of stock performance for the Company with stock performance of a broad equity market index and either a peer company or, if a peer company is not available, a published industry index. The Company's common stock is traded on the NASDAQ National Market System and one appropriate comparison is with the NASDAQ Total Return Index for U.S. Companies. Because there is no similar single "peer company" in the NASDAQ system with which to compare stock performance, the second comparison selected is with the NASDAQ Electronic Components Index. Executive compensation has not previously been tied to stock performance, but this certainly can be a factor used by the Executive Committee and by management in the future in determining such compensation.
                                       9

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                        AMONG COMMUNICATION CABLE, INC.,
                  NASDAQ TOTAL RETURN INDEX FOR U.S. COMPANIES
                     AND NASDAQ ELECTRONIC COMPONENTS INDEX

(The Comparison Graph appears here with the following plot points:)


                                    1990    1991    1992    1993    1994   1995
Communication Cable, Inc.           100      98.6    83.9   153.4   184.5  120.8
NASDAQ Total Return Index For
   U.S. Companies                   100     169.2   190.8   245.8   247.2  332.6
NASDAQ Electronic Components Index  100     144.3   202.4   345.9   382.0  769.1


     This graph assumes $100 invested on October 31, 1990 in Communication Cable, Inc. Common Stock, NASDAQ Total Return Index for U.S. Companies and NASDAQ Electronic Components Index.
401(K) RETIREMENT BENEFIT PLAN
     The Company maintains a savings plan qualified under Section 401(k) of the Internal Revenue Code of 1986 for the benefit of all active U.S. employees. Employees may elect to defer from Federal income tax up to 15% of their total compensation up to the annual statutory maximum, which is $9,240 for calendar year 1995. The Company matches up to 4% of an employee's compensation at the rate of 25 cents on each dollar of contribution. In addition, the Executive Committee may recommend that the Board of Directors make additional discretionary contributions each year based on the Company meeting certain objectives.
INCENTIVE STOCK OPTION PLAN
     An Incentive Stock Option Plan (the "Plan") was adopted by the stockholders of the Company on February 28, 1986. The Plan is intended to qualify under the Internal Revenue Code of 1954, as amended, for favorable tax treatment to the optionees in connection with the exercise and sale of their options. Options covering up to 1,050,709 shares of common stock are available for grant pursuant to the Plan. The Plan is
                                       10
administered by the Board of Directors of the Company. The options granted pursuant to the Plan are exercisable for a period of a maximum of 10 years from the date of grant for non-affiliates, (less than 10% shareholders on the date of grant), and a maximum of 5 years for affiliates, (10% or more shareholders on the date of grant). The exercise price for each share of common stock subject to the options shall be not less than 110% of the fair market value of the common stock as of the date of the grant of the option. No person may be granted options in any calendar year for shares with an aggregate fair market value, determined at the time of the grant, in excess of One Hundred Thousand Dollars ($100,000), plus limited carry-over amounts. All options are nontransferable, except by will or the laws of descent and distribution upon the death of the holder. The Stock Options Committee of the Board of Directors selects deserving key employees for awards and the number of options to be awarded. There is no specific performance formula or measure for a grant of options. No options can be granted pursuant to this plan after February 26, 1996.
DIRECTORS STOCK OPTION PLAN
     A Directors Stock Option Plan (the "Plan") was adopted by the stockholders of the Company on June 30, 1988. The Plan is intended to qualify under the Internal Revenue Code of 1954, as amended, for favorable tax treatment to the optionees in connection with the exercise and sale of their options. Options covering up to 79,969 shares of common stock are available for grant, and have been granted, pursuant to the Plan. The Plan is administered by the Board of Directors of the Company. The options granted pursuant to the Plan are exercisable for a period of a maximum of 5 years from the date of grant. The exercise price for each share of common stock subject to the options shall be not less than 100% (110% if director owned greater than 10% of the Company's common stock immediately before the grant) of the fair market value of the common stock as of the date of the grant of the option. No person may be granted options in any calendar year for shares with an aggregate fair market value, determined at the time of the grant, in excess of One Hundred Thousand Dollars ($100,000), plus limited carry-over amounts. All options are nontransferable, except by will or the laws of descent and distribution upon the death of the holder. No options can be granted pursuant to this plan after March 17, 1993. 1995 OUTSIDE DIRECTORS STOCK OPTION PLAN
     A 1995 Outside Directors Stock Option Plan (the "Plan") was adopted by the stockholders of the Company on March 13, 1995. The Plan is intended to qualify under the Internal Revenue Code of 1954, as amended, for favorable tax treatment to the optionees in connection with the exercise and sale of their options. Options covering up to 206,000 shares of common stock are available for grant pursuant to the Plan. The Plan is administered by the Board of Directors of the Company. The options granted pursuant to the Plan are exercisable for a period of a maximum of 5 years from the date of grant. The exercise price for each share of common stock subject to the options shall be not less than 100% (110% if director owned greater than 10% of the Company's common stock immediately before the grant) of the fair market value of the common stock as of the date of the grant of the option. No person may be granted options in any calendar year for shares with an aggregate fair market value, determined at the time of the grant, in excess of One Hundred Thousand Dollars ($100,000), plus limited carry-over amounts. All options are nontransferable, except by will or the laws of descent and distribution upon the death of the holder. No options can be granted pursuant to this plan after March 12, 2000.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     On February 25, 1991 James R. Fore, President and a director of the Company borrowed $79,879 from the Company to exercise stock options. The loan is evidenced by an unsecured five-year promissory note of
                                       11
that date, payable in five equal annual installments plus interest at the applicable federal rate as published by the Internal Revenue Service beginning December 31, 1991. As of December 31, 1995, the outstanding principal balance was $16,695.
     On November 20, 1995, Mr. James R. Fore, President and CEO of the Company, entered into an agreement with Kuhlman Corporation, by the terms of which Kuhlman Corporation would acquire all of Mr. Fore's Company stock at $12.00 per share, entering into an Employment Agreement on the same date providing for Mr. Fore's employment with Kuhlman for up to three years following Kuhlman's acquisition of the Company. Kuhlman exercised such option on January 2, 1996, so that as of January 5, 1996, Kuhlman owned 315,703 shares, approximately 12% of the outstanding stock of the Company.
     During the registrant's fiscal years ended October 31, 1995 and 1994, the registrant sold to Dearborn Wire & Cable Company of Wheeling, Illinois, cable representing sales of $238,420 and $215,845, respectively. Mr. Benjamin Greene is a director of the registrant and as of January 16, 1996 the owner of 4,633 shares of the registrant's common stock, or 0.18% of the registrant's outstanding stock of 2,641,033 shares. As of January 16, 1996, Mr. Greene also has the right to acquire upon the exercise of currently exercisable options 18,042 shares of the registrant's common stock. Mr. Greene is the President of Dearborn Wire & Cable of Wheeling, Illinois, a limited partnership of which he has a 20% ownership interest. Management of the registrant is of the opinion that these sales were made on an arms-length basis and at competitive prices. Moreover, such sales prices are believed to be in line with comparable prices for comparable products in the areas involved.
                     SHARES OWNED BY DIRECTORS AND OFFICERS
     The table below shows as of January 16, 1996, the shares of common stock beneficially owned by each of the nominees and continuing directors of the Company and all nominees, directors, and officers as a group. These totals include shares over which the nominee, director or officer has voting or investment power (or has the right to acquire such power within 60 days after January 31, 1996), even though he may have no beneficial interest in the shares.

                                                                           PERCENTAGE OF
NAME                                             NUMBER OF SHARES (1)          CLASS
James R. Fore                                                 0(2)                  0
Charles L. Wellard                                      315,971                  11.8%
Kuhlman Acquisition Corp.
  3 Skidaway Village Square
  Savannah, GA 31411                                    315,703(2)               12.0%
Dimensional Fund Advisors, Inc.
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401                                129,361                   5.0%
John L. Bitter, Jr.                                      29,880                     *
George J. Falconero                                      22,878                     *
Benjamin Greene                                          22,675                     *
William B. Cooper                                        24,061                     *
William C. Cullen                                        16,995                     *
Steve B. Payne                                           24,809                     *
Henry H. Lawton                                           7,773                     *
All directors and executive officers
  (Totaling 9 persons)                                  465,042                  16.5%

 * Less than one percent
                                       12

(1) Includes certain Shares that certain persons have the right to acquire upon the exercise of currently exercisable options: Charles L. Wellard, 47,475; John L. Bitter, Jr., 18,042; George J. Falconero, 21,130;
    Benjamin Green, 18,042; William B. Cooper, 24,061; William P. Cullen, 16,995; Steve B. Payne,
    24,809; Henry H. Lawton, 7,773.
(2) In the first week of January 1996, Kuhlman Acquisition Corp. exercised its option under its Stock Option Agreement with Mr. Fore and thereby acquired all 315,603 Shares theretofore owned by him.
(3) Each respective individual's shares included in note (1) were deemed to be outstanding as of January 16, 1996 for the purpose of computing the percentage applicable to the person owning such shares but were not deemed to be outstanding for the purpose of computing the percent of class owned by any other person. The total number of shares included in note (1) were deemed to be outstanding for the purpose of computing the percent of class for all directors and executive officers as a group.
               DEADLINE FOR STOCKHOLDER PROPOSALS -- 1997 MEETING
     A proposal that a stockholder intends to present at the 1997 meeting can be considered for inclusion in the proxy materials for that meeting only if received by the Company at its principal office before November 15, 1996.
     If the date of the 1997 meeting is advanced more than 30 days or delayed by more than 90 calendar days from March 11, 1997, the Company shall inform the stockholders of the change.
                                 ANNUAL REPORT
     The Annual Report of the Company for the past fiscal year ended October 31, 1995, containing financial statements, is being mailed to stockholders with this proxy statement. The financial statements contained in the Annual Report are not incorporated herein by reference.
                                 OTHER MATTERS
     Management is not aware of any matters to be presented for action at the meeting other than as described herein. If any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with his or their best judgment.
                                          By Order of the Board of Directors.
                                          (Signature of William B. Cooper)
                                          WILLIAM B. COOPER
                                          SECRETARY-TREASURER
1378 Charleston Drive
Post Office Box 1757
Sanford, NC 27330
January 29, 1996
 PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL PROMPTLY IN THE ACCOMPANYING
                                   ENVELOPE.
                                       13


****************************************************************************

                            APPENDIX

PROXY     COMMUNICATION CABLE, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, hereby appoints James R. Fore, and William B. Cooper, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Communication Cable held on record by the undersigned on December 31, 1995 at the annual meeting of shareholders to be held on March 12, 1996 or any adjournment thereof.

PROPOSAL 1. ELECTION OF DIRECTORS -- 1
YEAR TERM                                  FOR     AGAINST     ABSTAIN                                              FOR     AGAINST
   James R. Fore                           [ ]     [ ]         [ ]       John L. Bitter, Jr.                        [ ]     [ ]
   Charles L. Wellard                      [ ]     [ ]         [ ]       Benjamin Greene                            [ ]     [ ]
   William B. Cooper                       [ ]     [ ]         [ ]       George J. Falconero                        [ ]     [ ]
PROPOSAL 1. ELECTION OF DIRECTORS -- 1
YEAR TERM                                ABSTAIN
   James R. Fore                           [ ]
   Charles L. Wellard
   William B. Cooper

PROPOSAL 2. ADOPTION OF THE EXTENSION
OF OPTION GRANT                            FOR     AGAINST     ABSTAIN
DATE OF INCENTIVE STOCK OPTION PLANS       [ ]       [ ]        [ ]
PROPOSAL 3. OTHER MATTERS                  [ ]       [ ]        [ ]

   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.
   If no direction is made, this proxy will be voted for Proposal 1 and 2. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                [ ] Wish to attend and vote shares at meeting.

Dated:
                                            SIGNATURE
                                            SIGNATURE IF HELD JOINTLY

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                    ENVELOPE

PLEASE READ THE FOLLOWING INSTRUCTIONS BEFORE EXECUTING YOUR VOTING INSTRUCTIONS
                           ON THE FRONT OF THIS FORM.
   (Bullet)Review the Notice of Meeting and Proxy Statement, in particular the explanation of the proposals to be voted upon. The Board of Directors recommends a vote for the election of directors listed and a vote for the adoption of the extension of option grant date of Incentive Stock Option Plan. The shares represented hereby will be voted as indicated or for any proposals for which no change is indicated.
   (Bullet)VOTING FOR ELECTION OF DIRECTORS: Indicate your choice by marking an [X] in the appropriate box. To withhold authority for any individual nominee mark an [X] in the abstain block to the right of the nominee's name.
   (Bullet)VOTING ON PROPOSALS: You can vote each proposal individually by marking an [X] in the appropriate block.
   (Bullet)If your shares are held by a bank, you must return your voting instructions for your shares to be represented at the meeting. Banks do not vote discretionarily; only as instructed.
   (Bullet)If you wish to attend and vote your shares at the meeting, mark an [X] in the appropriate block and sign and return the form. If you wish to authorize another person to vote your shares at the meeting, print your representative's name and address in the area below. A legal proxy will be issued to you or your authorized representative. Please note: If a legal proxy is issued, your shares will not be represented at the meeting, unless you or your representative attends the meeting.
   (Bullet)Note: If the address shown is incorrect, notify your broker/bank directly.